Exhibit 10.16

Midland States Bancorp, Inc. Management Incentive Program

Compensation Philosophy

It is the desire of the Compensation Committee of Midland States Bancorp, Inc. (the “Company”) to provide the Executive Management Team of the Company and Midland States Bank (the “Bank”) a compensation plan that aligns with the overall performance and health of the Company and the Bank.  The Compensation Committee has developed an overall compensation plan based on a total reward strategy including base salaries and short term and long term rewards that it believes are in the best interests of the shareholders .  That plan is designed using independent third party compensation information, is Compensation Committee driven and includes relevant risk management metrics.  This Management Incentive Plan is designed to specify certain aspects of that overall compensation plan.

Total Rewards Strategy

Base Salary is established using a third party Executive Compensation Survey of selected peer group companies representative of the Company’s and the Bank’s size, growth and complexity.  The Compensation Committee believes that upper market performance should translate into upper market base salary.

Short Term and Long Term Bonus plans are built using qualifying metrics that incentivize the Executives for managing the Company’s and the Bank’s growth balanced with the assumption of reasonable risk.  One element of our bonus program is the annual performance based bonus, which is intended to be based on specific performance measures subject to achievement of certain risk based metrics.

Annual Performance Based Bonus Payment Calculations

Each Executive is assigned a target bonus based on their roles and responsibilities within the Company and/or the Bank.

Having evaluated other options as well as published peer group metrics, the Compensation Committee will annually select one or more of the performance metrics, including adjustments, described in Section 2.3 of the Company’s 2010 Long-Term Incentive Plan, as the most applicable metric for increasing shareholder value , and such metric(s) will be the major driver in the annual bonus payments for that year.  Each year, the Company’s Compensation Committee will also establish a target level of performance with respect to such performance metric(s) which takes into consideration: previous performance, budgeted performance, and peer performance. This target will be commensurate with the strategic direction established at the annual planning session of the Company’s Board of Directors (the “Board”) and may incorporate metrics and adjustments different from those used by the Board for

As approved on November 2, 2015

planning purposes.  At such times as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, the Compensation Committee shall take such steps as it believes appropriate, with the advice of counsel, to seek to insure that publicly filed documents disclose that the Compensation Committee’s chosen metrics or performance thresholds do not necessarily reflect the Board’s or management’s forecasts, budgets, or projections for the Company or the Bank.

Qualifying Metrics

The Board believes that having appropriate risk metrics within the bonus plan encourages management to remain focused on the long term performance of the Bank and, therefore, Company shareholder value.  The Board has identified two qualifying metrics that will be used in determining the level of bonus paid to the Executives: Capital Quality and Asset Quality; and believes that the failure to meet specified targets of capital and asset quality should result in a partial or complete reduction of a performance bonus for such year, subject to certain restoration opportunities if corrective measures are successfully executed within specified time periods.

Capital Quality.  Maintaining sufficient capital is critical to the continued success and growth of the Bank.  In order for a full bonus to be earned with respect to any year, the Bank must maintain a Tier 1 Leverage Capital Ratio of 7.25%. Partial bonuses will be paid if the Capital Ratio is between 7.25% and 6.75%. No bonus will be paid if the Tier 1 Leverage Ratio is below 6.75%. The foregoing notwithstanding, in any case the Compensation Committee shall be entitled to take into consideration strategic or other events which, while believed to be in the long term interests of the Company and shareholder value, had a short term downward effect on the Tier 1 Leverage Capital Ratio as of the end of any fiscal year, and to partially or fully restore bonuses based on such factors.

Asset Quality.  Maintaining Asset Quality is critical to the health of the Bank and the shareholders’ investment in the Company.  The Company will benchmark its performance with respect to Non-Performing Assets to Total Assets against the selected peer group as part of the Executive Compensation Survey. The Company must either achieve (i) a ratio of Non-Performing Assets to Total Assets not greater than 120% of Peer performance, or (ii) a ratio below 2% for full bonuses to be paid, as set forth below:

 . . . . . . . . . . . . . . . . progressive reduction in earned bonus;

120% of Peer. . . . . . . full bonus earned (but in any event , at or below 2% the full bonus will be earned);

 . . . . . . . . . . . . . . . . full bonus earned.

In order to be eligible to receive an annual bonus for an applicable year under this program, an Executive must be employed by the Company or the Bank at the end of the year in which such bonus is earned, subject to any provision in an employment or other written agreement between the Executive and the Company or Bank.  The Compensation Committee intends that earned bonuses shall be paid within 2½ months following the end of the year in which they are earned, but in the event the information it deems to be relevant for making such awards is not available prior to such date, the Committee reserves the right to delay making such award and/or authorizing such payment.

Restoration Bonuses

To the extent either the Qualifying Capital or Asset Quality Metric results in a reduction or an elimination of the bonus that would have been earned for a given year (Year 1), each Executive affected by such reduction or elimination shall be eligible to earn a Restoration Bonus payment for the following fiscal year (Year 2) if at the end of Year 2 the Bank’s capital and/or the Company’s asset quality, as the case may be, has returned to the level that would have been required for a full or partial bonus to have been earned for the applicable Year 1.  The amount of the Restoration Bonus shall be equal to (i) the amount the Year 1 bonus which would have been earned if the Qualifying Capital or Asset Quality Metric had been measured at the end of Year 2 instead of Year 1, minus (ii) the actual bonus paid to such Executive in Year 1.

In order to be eligible to receive a Restoration Bonus for an applicable year, an Executive must be employed by the Company or the Bank at the end of the year in which such Restoration Bonus is earned (Year 2).  Earned Restoration Bonuses shall be paid within 2½ months following the end of the year in which they are earned (Year 2).

Form of Payment

The Compensation Committee believes it is appropriate for annual bonuses above a certain level to be paid in the form of Company equity.  However, the Compensation Committee also believes that in determining the appropriate split between cash and equity, it is appropriate to take into consideration the current level of equity ownership by the respective Executive and the overall mix of after-tax cash and equity.  Based on the current significant level of equity ownership levels and current tax rates, the Compensation Committee believes that the following is an appropriate mix of cash and equity, until such time as it shall determine otherwise:

Title	Bonus Target	Maximum	Form of Payout

CEO	50% of Base Salary	200% of Base Salary	Target – 125% of Base = Cash Payment 126% - 200% = Equity Payment

CFO	40% of Base Salary	200% of Base Salary	Target – 125% of Base = Cash Payment 126% - 200% = Equity Payment

Others	% of Base Salary per Empl. Agrmt.	200% of Base Salary	Target – 150% of Base = Cash Payment 151% - 200% = Equity Payment

The Compensation Committee reserves the discretion to include other of the Company’s or the Bank’s senior Executives in this Program.

The selected performance metric (if not reduced by the Qualifying Metrics of Capital Quality or Asset Quality) will provide for a potential incentive payout up to two times the Executive’s annual salary.  The Compensation Committee maintains discretionary authority for eliminating the payment of bonuses as deemed appropriate for underperformance in any area that would place the Bank, the Company or its shareholders at risk.

2010 Long-Term Incentive Plan

All cash and equity payments made as a result of this Management Incentive Program shall be paid pursuant to the Midland States Bancorp, Inc. 2010 Long-Term Incentive Plan.

Other Performance Awards

This MIP is designed to outline the metrics, risk based metrics and form of payment provisions for our Executive’s annual performance bonus.  The Compensation Committee expressly reserves the right to award cash or equity bonuses, including other short and long-term awards, based on other metrics deemed to be appropriate by the Compensation Committee for any given year.

Officers Hired Pursuant to Acquisitions

The Compensation Committee shall have the right, on a case by case basis following a recommendation to the Compensation Committee by the Company’s CEO, to exempt any officer whose employment with the Company or the Bank (or any subsidiary of either entity) arises as a result of an acquisition transaction (whether by merger, stock purchase, asset purchase or otherwise) from any portion of this plan, including the applicability of any qualifying metric, for such period as the Compensation Committee in its sole discretion shall determine.